EXHIBIT (11)

K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

June 1, 2023

Neuberger Berman Municipal Fund Inc.
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:
We have acted as counsel to Neuberger Berman Municipal Fund Inc., a Maryland corporation (the “Fund” or “Acquiring Fund”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Acquiring Fund’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the common stock, par value $0.0001 per share (the “Shares”), of the Acquiring Fund to be issued to each of Neuberger Berman California Municipal Fund Inc. and Neuberger Berman New York Municipal Fund Inc. (each a “Target Fund” and together the “Target Funds”) pursuant to an Agreement and Plan of Reorganization, with respect to the reorganization of the applicable Target Fund, the form of which is being filed as part of the Registration Statement (each an “Agreement” and together the “Agreements”). Each Agreement provides for the transfer of the Target Fund’s assets to, and the assumption of the Target Fund’s liabilities by, the Acquiring Fund in exchange solely for the number of Shares (and cash in lieu of certain fractional shares) determined in the manner specified in each Agreement, such Shares to be distributed pro rata to stockholders of the Target Fund in complete liquidation of the Target Fund.
This opinion letter is being delivered in accordance with the requirements of paragraph 29 of Schedule A of the 1933 Act, and Item 16(11) of Form N-14 under 1933 Act.
For purposes of this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:
(i)  the combined proxy statement and prospectus, form of each Agreement attached as Appendix A thereto, and statement of additional information (collectively, the “Proxy Statement/Prospectus”) filed with the Commission on June 1, 2023 as part of the Registration Statement;
(ii)  the Fund’s charter and bylaws (collectively, the “Organizational Documents”) in effect on the date of this opinion letter;
(iii)  the resolutions adopted by the directors of the Fund relating to the Registration Statement, the adoption of each Agreement  and the authorization for registration and issuance of the Shares;
We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Fund.  We have not independently established any of the facts on which we have so relied.

Neuberger Berman Municipal Fund Inc.
June 1, 2023

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Fund are actually serving in such capacity, and that the representations of officers of the Fund are correct as to matters of fact. We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Maryland General Corporation Law and the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), that, in our experience, are applicable to equity securities issued by registered closed-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that (1) the Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by the Acquiring Fund; and (2) when issued and paid for upon the terms provided in each Agreement, the Shares to be issued to the applicable Target Fund pursuant to the respective Agreement will be validly issued, fully paid, and nonassessable.
This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm’s name in the Proxy Statement/Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations of the Commission thereunder, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ K&L Gates LLP